EXHIBIT 99.1

FOR FURTHER INFORMATION:	FOR IMMEDIATE RELEASE
Andrea K. Tarbox	Thursday, July 18, 2013
Vice President and Chief Financial Officer
847.239.8812

KAPSTONE COMPLETES ACQUISITION

OF LONGVIEW FIBRE PAPER AND PACKAGING, INC.

NORTHBROOK, IL — July 18, 2013 — KapStone Paper and Packaging Corporation (NYSE: KS) today announced that it has completed the stock purchase of Longview Fibre Paper and Packaging, Inc. (“Longview”).  Longview, headquartered in Longview, WA, is a leading manufacturer of high quality containerboard, lightweight high performance multiwall paper, specialty Kraft papers, and corrugated products. Longview employs about 1,800 people.

“Today we are welcoming Longview’s team as the newest members of KapStone,” stated Roger W. Stone, Chairman and Chief Executive Officer.  “The Longview team orchestrated a transformation that is truly, in my experience, the most amazing that I’ve actually ever seen in my 55 years in the industry. We’re thrilled and delighted to officially have them with us.”

Matt Kaplan, KapStone’s President and Chief Operating Officer, further stated, “Longview continues to demonstrate their excellence by delivering outstanding results.  In the second quarter, Longview’s revenues and adjusted EBITDA of $228 million and $49 million, respectively, yielded an adjusted EBITDA margin of 20.7 per cent, one of the best in the industry.  Even more notable was that they achieved these results despite incurring $4.3 million of expense for their once every five year planned mill maintenance outage performed in April.  June was particularly strong as adjusted EBITDA for the month exceeded $19 million benefitting from the partial implementation in the quarter of the $50 per ton containerboard and associated box price increases.”

Funding for the acquisition came from borrowings under the $1.675 billion amended and restated senior secured credit facility led by Bank of America, Barclays Bank, and Well Fargo Bank.  The amended facility now consists of  Term Loan A-1 of  $805 million maturing over five years, Term Loan A-2 of $470 million maturing over 7 years with one per cent amortization in each of the first 6 years with the remaining principal due at the end of year seven,  and a $400 million revolving credit facility.   The initial blended interest rate will be 2.6% as determined from the LIBOR base pricing grid, and the rate is subject to change over the life of the loans as LIBOR rates and KapStone’s debt to EBITDA ratio change.

Under the terms of Longview’s existing $480 million, 8 percent senior secured notes, current noteholders will be notified shortly regarding redemption of the notes, including a 4 percent change of control penalty. The redemption is expected to take 30 days.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of containerboard, unbleached kraft paper products, and corrugated products.   The Company operates four paper mills and 22 converting plants located throughout the United States.  The business employs approximately 4,500 people.

Non-GAAP Financial Measures

Investors are cautioned that adjusted EBITDA information contained in this press release is not a financial measure under U.S. generally accepted accounting principles (GAAP). In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with GAAP. This non-GAAP financial measure is provided to enhance the user’s overall understanding of Longview. KapStone believes that this non-GAAP measure provides useful information to investors because it provides for greater transparency to key measures used to evaluate the performance and liquidity of the company.  Management uses adjusted EBITDA for evaluating performance against competitors.

Adjusted EBITDA represents earnings before interest, income taxes, depreciation and amortization and one-time adjustments made in connection with KapStone’s acquisition of Longview.   Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to earnings before income taxes (or any other performance measure under GAAP) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity.